Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces January Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas — December 30, 2019 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.00385 per unit, payable on January 24, 2020, to unitholders of record on January 9, 2020. The Trust’s distribution calculation relates to net profits generated during November 2019 as provided in the conveyance of net profits interests and overriding royalty interest.  All information in this press release has been provided to the Trustee by PCEC.

The current month’s calculation for the Developed Properties resulted in $1.0 million of revenues less direct operating expenses and development costs.  Revenues from the Developed Properties were $3.3 million, lease operating expenses including property taxes were $2.3 million and development costs were approximately $44,000.  Average realized prices for the Developed Properties were $61.09 per Boe in November, as compared to $55.68 per Boe in October. Income from the net profits interest for the Developed Properties for the month of November was approximately $0.8 million, offset by the remaining net deficit from prior periods of approximately $0.1 million, resulting in a net amount of $0.7 million.

As revenues from the Remaining Properties during the month of November were sufficient to repay the remaining cumulative net profits deficit for the Remaining Properties, the Trust received income from the 25% net profits interest instead of income from the 7.5% overriding royalty interest, as provided under the conveyance. The current month’s calculation for the Remaining Properties resulted in $0.7 million of revenues less direct operating expenses and development costs. Revenues from the Remaining Properties were $1.2 million, lease operating expenses including property taxes were $0.5 million and development costs were approximately $4,000.  Average realized prices for the Remaining Properties were $58.91 per Boe in November, as compared to $55.93 per Boe in October.  Income from the net profits interest for the Remaining Properties for the month of November was $0.2 million, offset by the remaining cumulative net profits deficit of $0.1 million, resulting in a net amount of $31,000.

The net cash flow available for distribution to the holders of units of beneficial interest is approximately $0.1 million.  The proceeds expected to be received by the Trust in January of $0.7 million consist of $0.7 million in income from the Developed Properties and approximately $31,000 in income from the Remaining Properties.  The proceeds to be received by the Trust will be partially offset by approximately $93,000 for the monthly operating and services fee payable to PCEC, $10,000 for Trust cash reserves, $0.3 million in Trust general and administrative expenses and $0.1 million for the repayment of funds that PCEC previously had loaned to the Trust for expenses as described below, resulting in net cash flow available for distribution of approximately $0.1 million.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Further, if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC may loan funds to the Trust necessary to pay such expenses.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. The Trust borrowed funds from PCEC to pay the aggregate shortfall of approximately $142,000 generated over the preceding three months, which was fully repaid with November’s production from the Developed and Remaining Properties, thereby enabling the distribution to unitholders in January 2020.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of November 2019:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	54,087	1,803	$61.09
Remaining Properties (b)	19,844	661	$58.91

(a) Crude oil sales represented 99% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002